Exhibit D
                                                                       ---------
CONFIDENTIAL

                                                              May 29, 2001



To the Oversight Committee of
     the Board of Directors
Bacou USA, Inc.


Gentlemen:

     Reference is hereby made to the letter agreement dated July 13, 2000 (the "Letter Agreement") between Bacou USA, Inc. (the "Company") and the undersigned members of the Bacou Family (the "Family"). Capitalized terms used herein and not defined shall have the meaning given to such terms in the Letter Agreement.

     The Letter Agreement contemplated a process pursuant to which offers would be solicited for the acquisition of BA-FR and the shares of the Company held by the BA-US Minority Stockholders. As you know, over the past ten months through Deutsche Bank working together with the management of the Company, we have actively solicited such offers. This process has now ended without resulting in any viable transaction. None of the solicited offers were ultimately acceptable. By executing this letter, you and we hereby agree that in light of the failure of any of the solicited offers resulting in any viable transaction, the terms of the Letter Agreement are no longer applicable and cease to be in effect.

                              Sincerely,


                              /s/ Philippe Bacou
                              -----------------------------------
                              Philippe Bacou (on behalf of the
                              Bacou Family members)


Accepted and Agreed


BACOU USA, INC.


/s/ Walter Stepan
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Name:
Title: